Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-100671) pertaining to the U.S. Bancorp 401(k) Savings Plan of our report dated June 15, 2004, with respect to the financial statements and schedule of the U.S. Bancorp 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 15, 2004